CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Performance Leveraged Upside Securities due 2012	$3,876,000	$276.36

February 2010 Pricing Supplement No. 320 Registration Statement No. 333-156423 Dated February 25, 2010 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International and U.S. Equities
Buffered PLUS Based on a Basket of an Equity Exchange-Traded Fund and Three Equity Indices due March 5, 2012
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment of only 10% of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to the maximum payment at maturity.  At maturity, if the basket has depreciated in value, and (i) if the final basket value has not declined from the initial basket value by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the final basket value has declined from the initial basket value by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity.  Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	March 5, 2012
Original issue price:	$10 per Buffered PLUS
Stated principal amount:	$10 per Buffered PLUS
Pricing date:	February 25, 2010
Original issue date:	March 4, 2010 (5 business days after the pricing date)
Aggregate principal amount:	$3,876,000
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	Shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)	EEM	60%	$38.57	1.555613171
	Russell 2000® Index (the “RTY Index”)	RTY	20%	630.46	0.031722869
	S&P MidCap 400® Index (the “MID Index”)	MID	10%	737.89	0.013552155
	S&P 500® Index (the “SPX Index”)	SPX	10%	1,102.94	0.009066676

We refer to the EEM Shares as the underlying shares, the RTY Index, the MID Index and the SPX Index, collectively, as the underlying indices and, together with the underlying shares, as the basket components.

Payment at maturity (per Buffered PLUS):	▪	If the final basket value is greater than the initial basket value: $10 + the leveraged upside payment, subject to the maximum payment at maturity.
	▪	If the final basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial basket value: $10
▪
If the final basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 10% from the initial basket value:
($10 x the basket performance factor) + $1.00
This amount will be less than the stated principal amount of $10.  However, under no circumstances will the payment due at maturity be less than $1.00 per Buffered PLUS.

Leveraged upside payment:	$10 x leverage factor x basket percent increase
Leverage factor:	150%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Buffer amount:	10%
Maximum payment at maturity:	$12.46 per Buffered PLUS (124.6% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Initial basket value:
100, which is equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket – Initial basket component value” above, and the applicable multiplier for each of the basket components

Final basket value:	The basket closing value on the valuation date.
Valuation date:	February 29, 2012, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events.
Basket closing value:
The basket closing value on any day is the sum of the products of the basket component closing values of each of the basket components and the applicable multiplier for each of the basket components on such date.

Basket component closing value:
In the case of the underlying shares, the closing price of one underlying share times the adjustment factor. In the case of each underlying index, the index closing value as published under Bloomberg ticker symbol for each underlying index or any successor symbol for each underlying index.

Multiplier:
The multiplier was set on the pricing date based on each basket component’s respective initial basket component value so that each basket component represents its applicable basket component weighting in the predetermined initial basket value.  Each multiplier will remain constant for the term of the Buffered PLUS.  See “Basket – Multiplier” above.

Adjustment factor:	1.0, subject to adjustment for certain events affecting the underlying shares.
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617484373
ISIN:	US6174843739
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	$10	$0.225	$9.775
Total	$3,876,000	$87,210	$3,788,790
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each Buffered PLUS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Buffered PLUS Based on a Basket of an Equity Exchange-Traded Fund and Three Equity Indices due March 5, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the basket closing value on the valuation date.  Under no circumstances will the payment due at maturity on the Buffered PLUS be less than $1.00 per Buffered PLUS.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February 25, 2010	March 4, 2010 (5 business days after the pricing date)	March 5, 2012, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Original issue price:	$10 per Buffered PLUS
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 and integral multiples thereof
Interest:	None
Aggregate principal amount:	$3,876,000
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	Shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)	EEM	60%	$38.57	1.555613171
	Russell 2000® Index (the “RTY Index”)	RTY	20%	630.46	0.031722869
	S&P MidCap 400® Index (the “MID Index”)	MID	10%	737.89	0.013552155
	S&P 500® Index (the “SPX Index”)	SPX	10%	1,102.94	0.009066676
We refer to the EEM Shares as the underlying shares, the RTY Index, the MID Index and the SPX Index, collectively, as the underlying indices and, together with the underlying shares, as the basket components.

Index publisher:
In the case of the RTY Index, Russell Investment Group (formerly, Frank Russell Company).  In the case of the MID Index and the SPX Index, Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

Payment at maturity (per Buffered PLUS):	▪	If the final basket value is greater than the initial basket value: $10 + the leveraged upside payment, subject to the maximum payment at maturity.
	▪	If the final basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial basket value:
$10
	▪	If the final basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 10% from the initial basket value:

($10 x the basket performance factor) + $1.00
This amount will be less than the stated principal amount of $10.  However, under no circumstances will the payment due at maturity be less than $1.00 per Buffered PLUS.

Leveraged upside payment:	$10 x leverage factor x basket percent increase
Leverage factor:	150%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Buffer amount:	10%
Maximum payment at maturity:	$12.46 per Buffered PLUS (124.6% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Initial basket value:
100, which is equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket – Initial basket component value” above, and the applicable multipliers for each of the basket components.

Final basket value:	The basket closing value on the valuation date.
Valuation date:	February 29, 2012, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events.
Risk factors:	Please see “Risk Factors” beginning on page 8

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Buffered PLUS Based on a Basket of an Equity Exchange-Traded Fund and Three Equity Indices due March 5, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Basket closing value:	The basket closing value on any day is the sum of the products of the basket component closing values of each of the basket components and the applicable multipliers for each of the basket components.
Basket component closing value:
In the case of the underlying shares, the closing price of one underlying share times the adjustment factor.  In the case of each underlying index, the index closing value as published by the relevant index publisher.

Multiplier:
The multiplier was set on the pricing date based on each basket component’s respective initial basket component value so that each basket component represents its applicable basket component weighting in the predetermined initial basket value.  Each multiplier will remain constant for the term of the Buffered PLUS.  See “Basket—Multiplier” above.

Adjustment factor:	1.0, subject to adjustment for certain events affecting the underlying shares.
Postponement of maturity date:
If the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617484373
ISIN:	US6174843739
Minimum ticketing size:	100 Buffered PLUS
Bull market or bear market Buffered PLUS:	Bull Market Buffered PLUS
Tax considerations:
Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.
▪
Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any gain or loss recognized upon sale, exchange or settlement of a Buffered PLUS should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time.

Because the Buffered PLUS is linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the Buffered PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section of the accompanying prospectus supplement for PLUS called “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the PLUS – Possible Application of Section 1260 of the Code” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

February 2010	Page 3

Buffered PLUS Based on a Basket of an Equity Exchange-Traded Fund and Three Equity Indices due March 5, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged exposure in connection with the Buffered PLUS by taking positions in the underlying shares, in futures or options contracts on the basket components or component stocks of the underlying indices or the MSCI Emerging Markets Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could have increased the initial basket component values of the basket components, and, therefore, could have increased the values at which the basket components must close on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that

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Buffered PLUS Based on a Basket of an Equity Exchange-Traded Fund and Three Equity Indices due March 5, 2012
Buffered Performance Leveraged Upside SecuritiesSM

is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the Buffered PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each Buffered PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Buffered PLUS Based on a Basket of an Equity Exchange-Traded Fund and Three Equity Indices due March 5, 2012
Buffered Performance Leveraged Upside SecuritiesSM

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	150%
Buffer amount:	10% of the initial basket value
Maximum payment at maturity:	$12.46 per Buffered PLUS (124.6% of the stated principal amount)
Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works
▪
If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 150% of the appreciation of the basket over the term of the Buffered PLUS, subject to the maximum payment at maturity.  In the payoff diagram, investors will realize the maximum payment at maturity at a final basket value of 116.4% of the initial basket value.

▪
If the final basket value is less than or equal to the initial basket value but has declined by an amount less than or equal to the buffer amount of 10% from the initial basket value, investors will receive the stated principal amount of $10 per Buffered PLUS.

▪
If the final basket value has declined by an amount greater than the buffer amount of 10% from the initial basket value, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final basket value from the initial basket value plus the buffer amount of 10%.  The minimum payment at maturity is $1.00 per Buffered PLUS.

▪	For example, if the basket depreciates 35%, investors will lose 25% of their principal and receive only $7.50 per Buffered PLUS at maturity, or 75% of the stated principal amount.

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Buffered PLUS Based on a Basket of an Equity Exchange-Traded Fund and Three Equity Indices due March 5, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the basket closing value on the valuation date, as determined as follows:

If the final basket value is greater than the initial basket value:

$10    +    leveraged upside payment, subject to the maximum payment at maturity

If the final basket value is less than or equal to the initial basket value but has declined by an amount that is less than or equal to the buffer amount of 10% from the initial basket value:

the stated principal amount of $10

If the final basket value is less than the initial basket value and has declined by an amount that is greater than the buffer amount of 10% from the initial basket value:

($10    X    basket performance factor)    +    $1.00

Because in this case the basket performance factor will be less than 0.9, the payment at maturity for each Buffered PLUS will be less than the stated principal amount of $10.

Under no circumstances will the payment due at maturity be less than $1.00 per Buffered PLUS.

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Buffered PLUS Based on a Basket of an Equity Exchange-Traded Fund and Three Equity Indices due March 5, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪
Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Morgan Stanley.  If the final basket value is less than 90% of the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the percentage decrease of the final basket value from the initial basket value plus the buffer amount of 10%.

▪
Appreciation potential is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $12.46 (or 124.6% of the stated principal amount).  Although the leverage factor provides 150% exposure to any increase in the value of the basket on the valuation date, because the payment at maturity will be limited to 124.6% of the stated principal amount of the Buffered PLUS, any increase in the final basket value over the initial basket value by more than 16.4% of the initial basket value will not further increase the return on the Buffered PLUS.

▪
Market price of the Buffered PLUS will be influenced by many unpredictable factors.  Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes to our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
The basket is weighted heavily in the underlying shares, which track emerging market equity securities, and changes in the value of one or more of the basket components may offset each other.  Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases in value, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket components’ performance on the valuation date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  Furthermore, the basket is not equally weighted among the basket components.  The underlying shares, which track emerging market equity securities, are weighted at 60% of the basket and accordingly constitutes more than one half of the basket.  Decreases in the value of a more heavily weighted basket component, such as the underlying shares, could moderate or wholly offset increases in the values of the less heavily weighted basket components.

▪
The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the Buffered PLUS will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the price of the underlying shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

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Buffered Performance Leveraged Upside SecuritiesSM

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the relevant countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in this index and the United States and other countries important to international trade and finance.

▪
There are risks associated with investments in securities such as the Buffered PLUS linked to the value of emerging markets equity securities.  The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the underlying shares have been issued by companies in various emerging markets countries.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪
Investing in the Buffered PLUS is not equivalent to investing in the basket components.  Investing in the Buffered PLUS is not equivalent to investing directly in the basket components, the MSCI Emerging Markets Index or any of the component stocks of the underlying indices or the MSCI Emerging Markets Index.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or any of the component stocks of the underlying indices or the MSCI Emerging Markets Index.

▪
Adjustments to the underlying shares or to the MSCI Emerging Markets Index could adversely affect the value of the Buffered PLUS.  The investment adviser to the iShares® MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Emerging Markets Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index.  MSCI may discontinue or suspend calculation or publication of the MSCI Emerging Markets Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued MSCI Emerging Markets Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The underlying shares and the MSCI Emerging Markets Index are different. The performance of the underlying shares may not exactly replicate the performance of the MSCI Emerging Markets Index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® MSCI Emerging Markets Index Fund, differences in trading hours between the underlying shares and the MSCI Emerging Markets Index, or due to other circumstances.  The Investment Adviser generally invests at least 90% of the assets of the iShares® MSCI Emerging Markets Index Fund in the securities included in the MSCI Emerging Markets Index.  The Investment Adviser may invest the remainder of such assets in other securities, including futures contracts, options on futures contracts and

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Buffered Performance Leveraged Upside SecuritiesSM

other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Adviser or its affiliates.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Buffered PLUS may be materially and adversely affected.

▪
Adjustments to the underlying indices could adversely affect the value of the Buffered PLUS.  The publisher of any of the underlying indices can add, delete or substitute the stocks underlying such index, and can make other methodological changes that could change the value of such underlying index.  Any of these actions could adversely affect the value of the Buffered PLUS.  In addition, any of the index publishers may discontinue or suspend calculation or publication of any of the indices at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for such index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index for such index, the payment at maturity on the Buffered PLUS will be an amount based on the closing prices on the valuation date of the securities constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to discontinuance of such index.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the cost of hedging our obligations under the Buffered PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
Economic interests of the calculation agent and other affiliates of the issuer may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.  As calculation agent, MS & Co. has determined the initial basket component values and the multipliers and will determine the final basket value, and will calculate the basket percent increase or the basket performance factor, as applicable, and the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket component closing value in the event of a discontinuance of the relevant basket component, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Buffered PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the Buffered PLUS (and to other instruments linked to the basket components or component stocks of the underlying indices or the MSCI Emerging Markets Index), including trading in the underlying shares or the stocks that constitute the underlying indices or the MSCI Emerging Markets Index as well as in other instruments related to the basket components.  MS & Co. and some of our other subsidiaries also trade the underlying shares or the stocks that constitute the underlying indices or the MSCI Emerging Markets Index and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket component values of the basket components and, therefore, could increase the value at which the basket components must close on the valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered

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Buffered Performance Leveraged Upside SecuritiesSM

PLUS, including on the valuation date, could adversely affect the value of the basket components on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Buffered Performance Leveraged Upside SecuritiesSM

Information About the Basket Components

The iShares® MSCI Emerging Markets Index Fund.  The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at . ..www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Buffered PLUS offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the Buffered PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws.  As a purchaser of the Buffered PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The Buffered PLUS are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  Effective May 2010, Israel will be reclassified as a developed market and will no longer be included in the MSCI Emerging Markets IndexSM.  The MSCI Emerging Markets IndexSM is described in “Annex A—Underlying Indices and Underlying Index Publishers Information—MSCI Emerging Markets IndexSM” and “—MSCI Global Investable Market Indices Methodology” in the accompanying prospectus supplement for PLUS.

The Russell 2000® Index.  The Russell 2000® Index, which is calculated, maintained and published by Russell Investment Group (formerly, Frank Russell Company), consists of 2,000 component stocks and is designed to track the performance of the small capitalization segment of the U.S. equity market.  The Russell 2000® Index is described in “Annex A—Underlying Indices and Underlying Index Publishers Information—Russell 2000® Index” in the accompanying prospectus supplement for PLUS.

License Agreement between Russell Investment Group and Morgan Stanley.  The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley. See “Annex A—Underlying Indices and Underlying Index Publishers Information—Russell 2000® Index—License Agreement between Russell Investment Group and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

The S&P MidCap 400® Index. The S&P MidCap 400® Index is published by S&P and is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1 billion to $4 billion. The calculation of the value of the S&P 400® Index is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time as compared to the aggregate average market value of the common stocks of 400 similar companies during the base period of June 28, 1991.  For more information, see “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P MidCap 400® Index” in the accompanying prospectus supplement for PLUS.

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Buffered Performance Leveraged Upside SecuritiesSM

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 400®,” and “Standard & Poor’s 400” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  See “Annex A—Underlying Indices and Underlying Index Publishers Information—The S&P 400® Midcap Index—License Agreement between S&P and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by S&P, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for PLUS.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. See “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying prospectus supplement for PLUS.

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Buffered Performance Leveraged Upside SecuritiesSM

Historical Information

The following tables set forth the published high and low closing values and closing prices, as applicable, as well as end-of-quarter closing values and closing prices, as applicable, for each of the basket components for each quarter in the period from January 1, 2005 through February 25, 2010.  The related graphs set forth the daily closing values or closing prices, as applicable, for each of the basket components in the same period.  The closing values and closing prices, as applicable, for each of the basket components on February 25, 2010 were, (i) in the case of the underlying shares, $38.57, (ii) in the case of the RTY Index, 630.46, (iii) in the case of the MID Index, 737.89, and (iv) in the case of the SPX Index, 1,102.94.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the basket closing value on the valuation date.

iShares® MSCI Emerging Markets Index Fund (CUSIP: 464287234)	High ($)	Low ($)	Period End ($)
2005
First Quarter	24.6428	21.2049	22.5268
Second Quarter	24.3629	21.6937	23.8597
Third Quarter	28.3318	23.9364	28.2851
Fourth Quarter	29.8247	25.0427	29.4081
2006
First Quarter	33.5836	30.5078	32.9904
Second Quarter	37.0226	27.3087	31.2909
Third Quarter	33.0904	29.1915	32.2473
Fourth Quarter	38.1889	31.7574	38.0456
2007
First Quarter	39.5318	35.0865	38.8220
Second Quarter	44.3871	39.1386	43.8706
Third Quarter	50.1188	39.4885	49.8022
Fourth Quarter	55.7138	47.1630	50.0854
2008
First Quarter	50.3520	42.1433	44.7803
Second Quarter	51.6950	44.4571	45.2269
Third Quarter	44.4204	31.5408	34.1601
Fourth Quarter	34.5700	18.2547	24.9627
2009
First Quarter	27.0921	19.9342	24.8028
Second Quarter	34.6299	25.6226	32.2206
Third Quarter	39.2686	30.7311	38.8987
Fourth Quarter	42.0578	37.5591	41.5000
2010
First Quarter (through February 25, 2010)	43.2000	36.8300	38.5700

iShares® MSCI Emerging Markets Index Fund January 1, 2005 to February 25, 2010

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Buffered Performance Leveraged Upside SecuritiesSM

Russell 2000® Index	High	Low	Period End
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter (through February 25, 2010)	649.15	586.49	630.46

Russell 2000® Index January 1, 2005 to February 25, 2010

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Buffered Performance Leveraged Upside SecuritiesSM

S&P MidCap 400® Index	High	Low	Period End
2005
First Quarter	682.42	629.91	658.87
Second Quarter	693.28	627.38	684.94
Third Quarter	725.02	689.88	716.33
Fourth Quarter	749.61	672.12	738.05
2006
First Quarter	792.11	749.02	792.11
Second Quarter	817.95	716.62	764.87
Third Quarter	770.44	712.86	754.25
Fourth Quarter	820.37	748.13	804.37
2007
First Quarter	867.61	800.40	848.47
Second Quarter	925.90	852.41	895.51
Third Quarter	926.23	819.97	885.06
Fourth Quarter	917.18	821.32	858.20
2008
First Quarter	847.56	744.89	779.51
Second Quarter	897.27	797.80	818.99
Third Quarter	824.99	698.21	727.29
Fourth Quarter	718.88	417.12	538.28
2009
First Quarter	559.37	404.62	489.00
Second Quarter	598.71	494.45	578.14
Third Quarter	706.30	546.53	691.02
Fourth Quarter	739.71	659.15	726.67
2010
First Quarter (through February 25, 2010)	753.02	692.52	737.89

S&P MidCap 400® Index January 1, 2005 to February 25, 2010

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Buffered Performance Leveraged Upside SecuritiesSM

S&P 500® Index	High	Low	Period End
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	903.25
2010
First Quarter (through February 18, 2010)	1,150.23	1,056.74	1,102.94

S&P 500® Index January 1, 2005 to February 25, 2010

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Buffered Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at .www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at .www.sec.gov as follows:

Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

February 2010	Page 18